Exhibit 10.1

April 3, 2024
Olaplex Holdings, Inc.
C/O Amanda Baldwin
1178 Coast Village Rd. Suite 1-520
Santa Barbara, CA 93108

Dear Amanda:
This letter confirms and sets forth the terms and conditions of the engagement between Alvarez & Marsal Private Equity Performance Improvement Group, LLC (“A&M”) and Olaplex Holdings, Inc., and its assigns and successors (the “Company”), including the scope of the services to be performed and the basis of compensation for those services. Upon execution of this letter by each of the parties below, this letter will constitute an agreement between the Company and A&M (the “Agreement”).
1.    Description of Services
(a)    Officers. In connection with this engagement, A&M shall make available to the Company:
(i)    Paul Kosturos to serve, from time to time as determined by the Board of the Company, as the Company’s Interim Chief Financial Officer (the “CFO”); and
(ii)    Upon the mutual written agreement (email to suffice) of A&M and the Company’s Chief Executive Officer, Chief People Officer or General Counsel, A&M will provide additional employees of A&M and/or its affiliates and wholly-owned subsidiaries (“Additional Personnel”) as required (collectively, with the CFO, the “Engagement Personnel”), to assist the CFO in the execution of the duties set forth more fully herein.
(b)    Duties.
(i)    Lead the finance/accounting departments who are responsible for the financial aspects of the Company, IT departments who are responsible for the IT systems of the Company and operations departments which includes procurement;
(ii)    Manage the monthly and quarterly reporting, including all public reporting requirements and analysis process to facilitate delivery of monthly and quarterly reporting packets including the identification of key performance indicators, drivers of operating performance and as needed, updated financial forecast;

Olaplex Holdings, Inc.
April 3, 2024
(iii)    Assist the Company with shareholder and lender communications and material preparation, as needed;
(iv)    Assist with the selection and placement of his successor, as requested; and
(v)    Perform such other services as requested or directed by the CEO or board of the directors of the Company (the “Board”) or other Company personnel as authorized by the Board, and agreed to by A&M.
(c)    The Engagement Personnel shall report to the CEO or other applicable officers, as directed by the CEO and, at the request of the Board, will make recommendations to and consult with the Board.
(d)    The Engagement Personnel will continue to be employed by A&M and, while rendering services to the Company, will continue to work with other personnel at A&M in connection with unrelated matters that will not (i) unduly interfere with the services rendered by the Engagement Personnel pursuant to this Agreement or (ii) involve any Company confidential information. With respect to the Company, however, the Engagement Personnel shall operate under the direction of the CEO and A&M shall have no liability to the Company for any acts or omissions of the Engagement Personnel related to the performance or non-performance of services at the direction of the CEO and consistent with the requirements of the Engagement and this Agreement.
2.    Information Provided by Company and Forward Looking Statements. The Company shall use all reasonable efforts to: (i) provide the Engagement Personnel with access to management and other representatives of the Company; and (ii) to furnish all data, material, and other information concerning the business, assets, liabilities, operations, cash flows, properties, financial condition and prospects of the Company that Engagement Personnel reasonably require in connection with the services to be provided to the Company. Other than finance and accounting information that is overseen by the CFO, the Engagement Personnel shall rely, without further independent verification, on the accuracy and completeness of all publicly available information that is furnished by or on behalf of the Company and otherwise reviewed by Engagement Personnel in connection with the services performed for the Company. The Company acknowledges and agrees that the Engagement Personnel are not responsible for the accuracy or completeness of such information and shall not be responsible for any inaccuracies or omissions therein. A&M and Engagement Personnel are under no obligation to update data submitted to them or to review any other areas unless specifically requested by the Board to do so.
You understand that the services to be rendered by the Engagement Personnel may include the preparation of projections and other forward-looking statements, and numerous factors can affect the actual results of the Company’s operations, which may materially and adversely differ from those projections. In addition, Engagement

Olaplex Holdings, Inc.
April 3, 2024
Personnel will be relying on information provided by the Company in the preparation of those projections and other forward-looking statements.
3.    [Reserved]
4.    Compensation.
(a)    A&M fees for the scope of Services described in this Statement of Work will be based on actual time and materials and are estimated to be approximately $38,000 per week, plus reasonable and documented expenses. Invoices will be presented monthly with amounts billed for the preceding period for fees incurred to date.
The Client understands and acknowledges that A&M can and will adjust its standard rates upon written notice to the Client from time-to-time to reflect the increasing experience levels of its employees and the occasional increases in the underlying costs of doing business which are an integral factor in the construction of our standard rates for each of our professionals.
(b)    In addition, A&M will be reimbursed for its reasonable and documented out-of-pocket expenses incurred in connection with this assignment, such as travel, lodging, duplicating, messenger and telephone charges. All fees and expenses will be billed and payable on a monthly basis or, at A&M’s discretion, more frequently. In addition, A&M charges a flat rate of 3% of hourly professional fees to cover otherwise unbilled items such as telephone and conferencing charges, computer use, technology and software license fees and other internal services.  Invoices are due within 15 days of presentation.
5.    Termination.
(a)    This Agreement will apply from the commencement of the services referred to in Section 1 and may be terminated with immediate effect by either party without cause by written notice to the other party.
(b)    A&M normally does not withdraw from an engagement unless the Company misrepresents or fails to disclose material facts, fails to pay fees or expenses, or makes it unethical or unreasonably difficult for A&M to continue performance of the engagement, or other just cause exists.
(c)    On termination of the Agreement, any fees and expenses due to A&M shall be remitted promptly (including fees and expenses that accrued prior to but are invoiced subsequent to such termination).
(d)    The provisions of this Agreement that give the parties rights or obligations beyond its termination shall survive and continue to bind the parties.
6.    No Audit. Company acknowledges and agrees that A&M and Engagement Personnel are not being requested to perform an audit, review or compilation, or any other type of

Olaplex Holdings, Inc.
April 3, 2024
financial statement reporting engagement that is subject to the rules of the AICPA, SEC or other state or national professional or regulatory body.
7.    No Third Party Beneficiary. The Company acknowledges that all advice (written or oral) provided by A&M and the Engagement Personnel to the Company in connection with this engagement is intended solely for the benefit and use of the Company (limited to its Board and management) in considering the matters to which this engagement relates. The Company agrees that no such advice shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time in any manner or for any purpose other than accomplishing the tasks referred to herein without A&M’s prior approval (which shall not be unreasonably withheld), except as required by law.
8.    Conflicts. A&M is not currently aware of any relationship that would create a conflict of interest with the Company or those parties-in-interest of which you have made us aware . Because A&M and its affiliates and subsidiaries comprise a consulting firm (the “Firm”) that serves clients on an international basis in numerous cases, both in and out of court, it is possible that the Firm may have rendered or will render services to, or have business associations with, other entities or people which had or have or may have relationships with the Company, including creditors of the Company. The Firm will not be prevented or restricted by virtue of providing the services under this Agreement from providing services to other entities or individuals, including entities or individuals whose interests may be in competition or conflict with the Company’s, provided the Firm makes appropriate arrangements to ensure that the confidentiality of the Company’s information is maintained. Each of the entities comprising the definition of Company (each, a “Company Entity”) acknowledges and agrees that the services being provided hereunder are being provided on behalf of each of them and each of them hereby waives any and all conflicts of interest that may arise on account of the services being provided on behalf of any other Company Entity. Each Company Entity represents that it has taken all corporate action necessary and is authorized to waive such potential conflicts of interest.
9.    Confidentiality/Non-Solicitation.
(a)    A&M and Engagement Personnel shall keep as confidential all non-public information received from the Company in conjunction with this engagement, except: (i) as requested by the Company or its legal counsel in writing; (ii) as required by legal proceedings; or (iii) as reasonably required in the performance of this engagement. All obligations as to non-disclosure shall cease as to any part of such information to the extent that such information is, or becomes, public other than as a result of a breach of this provision.
(b)     The Company agrees that, until eighteen (18) months subsequent to the termination of this engagement, it will not solicit, recruit, hire or otherwise engage any employee of A&M or any of its affiliates who worked on this engagement while employed by A&M or its affiliates (“Solicited Person”); or (ii) refer any Solicited Person for employment or other engagement by any of the Company’s affiliates. Should the Company violate this Section 9, A&M shall be entitled to a

Olaplex Holdings, Inc.
April 3, 2024
fee from the Company equal to the Solicited Person’s hourly client billing rate at the time of the offer multiplied by 4,000 hours for a Managing Director, 3,000 hours for a Senior Director and 2,000 hours for any other A&M employee. The Company acknowledges and agrees that this fee fairly represents the loss that A&M will suffer if the Company breaches this provision. The fee shall be payable at the time of the Solicited Person’s acceptance of employment or engagement. Nothing in this Section 9(b) shall restrict Company from conducting general solicitations or advertisements not specifically directed at Solicited Persons provided that for the avoidance of doubt any hiring or engaging of a Solicited Person that occurs as a result thereof, shall be a breach of this Section 9(b).
10.    Indemnification/Limitations on Liability. The Company shall indemnify the Engagement Personnel appointed by the Company’s board of directors to act as officers of the Company (the “Indemnified Professionals”) to the same extent as the most favorable indemnification it extends to its officers or directors, whether under the Company’s bylaws, its certificate of incorporation, by contract or otherwise, and no reduction or termination in any of the benefits provided under any such indemnities shall affect the benefits provided to the Indemnified Professionals. The Indemnified Professionals shall be expressly covered as officers under the Company’s existing director and officer liability insurance policy(ies) and such coverage shall be primary to any insurance or indemnification made available to the Indemnified Professionals by A&M or resulting from the Indemnified Professionals’ employment with A&M. Prior to the effective date of this engagement and as a condition of A&M accepting this engagement, the Company shall make such policy(ies) and all amendments thereto available to A&M for review prior to A&M executing this Agreement. The Company shall also maintain such insurance coverage for the Indemnified Professionals for a period of not less than six years following the date of the termination of the Indemnified Professionals’ services hereunder. Upon written request from A&M, Company shall furnish evidence of any subsequent renewals of the applicable policy(ies) and shall give thirty (30) days’ prior written notice to A&M of cancellation, non-renewal, or material change in coverage, scope, or amount of such director and officer liability policy. The provisions of this section are in the nature of contractual obligations and no change in applicable law or the Company’s charter, bylaws or other organizational documents or policies shall affect the Indemnified Professionals’ rights hereunder. The attached indemnity and limitation on liability provisions are incorporated herein and the termination of this agreement or the engagement shall not affect those provisions, which shall remain in full force and effect.
11.    Miscellaneous . This Agreement (together with the attached indemnity provisions), including, without limitation, the construction and interpretation of thereof and all claims, controversies and disputes arising under or relating thereto, shall be governed and construed in accordance with the laws of the State of New York, without regard to principles of conflict of law that would defer to the laws of another jurisdiction. The Company and A&M agree to waive trial by jury in any action, proceeding or counterclaim brought by or on behalf of the parties hereto with respect to any matter

Olaplex Holdings, Inc.
April 3, 2024
relating to or arising out of the engagement or the performance or non-performance of A&M hereunder. The Company and A&M agree, to the extent permitted by applicable law, that any Federal Court sitting within the Southern District of New York shall have exclusive jurisdiction over any litigation arising out of this Agreement; to submit to the personal jurisdiction of the Courts of the United States District Court for the Southern District of New York; and to waive any and all personal rights under the law of any jurisdiction to object on any basis (including, without limitation, inconvenience of forum) to jurisdiction or venue within the State of New York for any litigation arising in connection with this Agreement
This Agreement shall be binding upon A&M and the Company, their respective successors, and assignees, and any successor, or assignee of a substantial portion of A&M’s or the Company’s respective businesses and/or assets, including any Chapter 11 Trustee. This Agreement and any separate confidentiality and non-disclosure agreement between the parties and/or their affiliates collectively incorporate the entire understanding of the parties with respect to the subject matter hereof and may not be amended or modified except in writing executed by the Company and A&M.
If the foregoing is acceptable to you, kindly sign the enclosed copy to acknowledge your agreement with its terms.
Very truly yours,
Alvarez & Marsal Private Equity Performance Improvement Group, LLC

By:    /s/ Paul Kosturos
    Paul Kosturos
    Managing Director

Accepted and agreed:
Olaplex Holdings, Inc.
By:     /s/ Amanda Baldwin
    Amanda Baldwin
    Chief Executive Officer

INDEMNIFICATION AND LIMITATION ON LIABILITY AGREEMENT
This indemnification and limitation on liability agreement is made part of an agreement, dated April 3, 2024 (which together with any renewals, modifications or extensions thereof, is herein referred to as the "Agreement") by and between Alvarez & Marsal Private Equity Performance Improvement Group, LLC ("A&M”) and Olaplex Holdings, Inc. (the “Company”), for services to be rendered to the Company by A&M.
A.    The Company agrees to indemnify and hold harmless each of A&M, its affiliates and their respective shareholders, members, managers, employees, agents, representatives and subcontractors (each, an "Indemnified Party" and collectively, the "Indemnified Parties") against any and all losses, claims, damages, liabilities, penalties, obligations and expenses, including reasonable costs of outside legal counsel and others as such counsel may reasonably require in investigating, preparing or defending any action or claim, whether or not in connection with litigation in which any Indemnified Party is a party, or enforcing the Agreement (including these indemnity provisions), as and when incurred, caused by, relating to, based upon or arising out of (directly or indirectly) the Indemnified Parties' acceptance of or the performance or nonperformance of their obligations under the Agreement; provided, however, such indemnity shall not apply to any such loss, claim, damage, liability or expense to the extent (i) it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted directly from an Indemnified Party’s fraud, gross negligence or willful misconduct or (ii) is a claim brought by A&M against the Company. The Company also agrees that (a) no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of A&M, except to the extent that any such liability for losses, claims, damages, liabilities or expenses are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted directly from an Indemnified Party's fraud, gross negligence or willful misconduct and (b) in no event will any Indemnified Party have any liability to the Company for special, consequential, incidental or exemplary damages or loss (nor any lost profits, savings or business opportunity). The Company further agrees that it will not, without the prior consent of an Indemnified Party, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which such Indemnified Party seeks indemnification hereunder (whether or not such Indemnified Party is an actual party to such claim, action, suit or proceedings) unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liabilities arising out of such claim, action, suit or proceeding.
B.    These indemnification provisions shall be in addition to any liability which the Company may otherwise have to the Indemnified Parties. In the event that, at any time whether before or after termination of the engagement or the Agreement, as a result of or in connection with the Agreement or A&M’s and its personnel’s role under the Agreement, A&M or any Indemnified Party is required to produce any of its personnel (including former employees) for examination, deposition or other written, recorded or oral presentation, or A&M or any of its personnel (including former employees) or any other Indemnified Party is required to produce or otherwise review, compile, submit, duplicate, search for, organize or report on any material within such Indemnified Party’s possession or control pursuant to a subpoena or other legal (including administrative) process, the Company will reimburse the Indemnified Party for its reasonable and documented out of pocket expenses, including the reasonable fees and expenses of outside legal counsel, and will compensate the Indemnified Party for the time expended by its personnel based on fifty percent (50%) of such personnel’s then current hourly rate.
C.    If any action, proceeding or investigation is commenced to which any Indemnified Party proposes to demand indemnification hereunder, such Indemnified Party will notify the Company with reasonable promptness; provided, however, that any failure by such Indemnified Party to notify the Company will not relieve the Company from its obligations hereunder, except to the extent that such failure shall have actually prejudiced the defense of such action. The Company shall promptly pay out of pocket expenses reasonably incurred by any Indemnified Party in defending, participating in, or settling any action, proceeding or investigation in which such Indemnified Party is a party or is threatened to be made a party or otherwise is participating in by reason of the engagement under the Agreement, upon submission of invoices therefor, whether in advance of the final disposition of such action, proceeding, or investigation or otherwise. Each Indemnified Party hereby undertakes, and the Company hereby accepts its undertaking, to repay any and all such amounts so advanced if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified therefor. If any such action, proceeding or investigation in which an Indemnified Party is a party is also against the Company, the Company may, at its option and in lieu of advancing the expenses of separate counsel for such Indemnified Party, provide such Indemnified Party with legal representation by the same counsel who represents the Company, provided such counsel is reasonably satisfactory to such Indemnified Party, at no cost to such Indemnified Party; provided, however, that if such counsel or counsel to the Indemnified Party shall determine that due to the existence of actual or potential conflicts of interest between such Indemnified Party and the Company such counsel is unable to represent both the Indemnified Party and the Company, then the Indemnified Party shall be entitled to use separate counsel of its own choice, and the Company shall promptly advance its reasonable expenses of such separate counsel upon submission of invoices therefor. Nothing herein shall prevent an Indemnified Party from using separate counsel of its own choice at its own expense. The Company will be liable for any settlement of any claim against an Indemnified Party made with the Company's prior written consent, which consent shall not be unreasonably withheld.
D.    In order to provide for just and equitable contribution if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification, then the relative fault of the Company, on the one hand, and the Indemnified Parties, on the other hand, in connection with the statements, acts or omissions which resulted in the losses, claims, damages, liabilities and costs giving rise to the indemnification claim and other relevant equitable considerations shall be considered; and further provided that except in the case of and to the extent of A&M’s finally determined fraud, gross negligence or willful misconduct, in no event will the Indemnified Parties' aggregate contribution for all losses, claims, damages, liabilities and expenses with respect to which contribution is available hereunder exceed the amount of fees actually received by the Indemnified Parties pursuant to the Agreement. No person found liable for a fraudulent misrepresentation shall be entitled to contribution hereunder from any person who is not also found liable for such fraudulent misrepresentation.
E.    [Reserved]
F.    Neither termination of the Agreement nor termination of A&M's engagement nor the filing of a petition under Chapter 7 or 11 of the United States Bankruptcy Code (nor the conversion of an existing case to one under a different chapter) shall affect these indemnification provisions, which shall hereafter remain operative and in full force and effect.
G.    The rights provided herein shall not be deemed exclusive of any other rights to which the Indemnified Parties may be entitled under any other agreements, any vote of stockholders or disinterested directors of the Company, any applicable law or otherwise.

Olaplex Holdings, Inc. By: /s/ Amanda Baldwin	ALVAREZ & MARSAL PRIVATE EQUITY PERFORMANCE IMPROVEMENT GROUP, LLC By: /s/ Paul Kosturos